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FOR IMMEDIATE RELEASE
For more information, contact:
Richard L. Bergmark, + 1 713 328 2101
Fax: +1 713 328 2151

CORE LAB ISSUES UPDATED GUIDANCE FOR THE THIRD QUARTER 2012

AMSTERDAM (October 1, 2012) - Core Laboratories N.V. (NYSE: “CLB US” and NYSE Euronext “CLB NA”) expects 3rd quarter 2012 consolidated results to be below the prior guidance given on its 2nd quarter 2012 earnings release and subsequent earnings conference call. As discussed on that call, guidance was based upon a flat North American rig count along with a view to improving activity outside of North America. Since the end of the 2nd quarter 2012, the Baker Hughes land rig count for the United States is actually down by 112 units, roughly 6%, while the Canadian rig count is 30% below prior year levels. The oil rig count peaked at 1,432 in early August 2012 and has since dropped by 22 units. Over the same period, the gas rig count has decreased by 60 units.

This reduction in activity has impacted the Company's Production Enhancement segment, which is more levered to activity in North America. Expected revenues for Production Enhancement in the 3rd quarter 2012 were impacted proportionally with that downward change in industry activity levels. In response, Core has reduced variable and fixed cost components in this business segment to mitigate potential impact on its operating margins going forward. Core now expects 3rd quarter 2012 revenues for its Production Enhancement segment to be approximately $100 million. While this is slightly higher than reported for the 2nd quarter 2012, it is not at the level expected before this recent fall in activity and rig count. Core's Reservoir Description segment, which is more levered to the international activity levels, is expected to improve year-over-year with near-record quarterly revenues coupled with margin expansion between 200 and 300 basis points. The Company's Reservoir Management segment appears minimally impacted by the decline in North America activity levels.

As a result of these changes in activity levels from prior expectations, the Company now believes that its 3rd quarter 2012 consolidated revenues will be within the $240 million to $245 million range with EPS in the range of $1.09 to $1.13 per share.

For the remainder of the year, Core expects activity levels to be similar to those experienced in the 3rd quarter 2012. Should activity levels remain the same, Core would expect 4th quarter 2012 revenues and earnings to be similar to the 3rd quarter 2012.

Core Lab will report its 3rd quarter 2012 financial results after market close on the NYSE on Wednesday, October 17, 2012, and host a conference call to discuss those results on Thursday, October 18, 2012.
Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2011 Form 10-K filed on 15 February 2012, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release.

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